CONFIDENTIAL

                          SAMSUNG ELECTRONICS CO., LTD.
                              Samsung Main Building
                          250 2-Ka Taepyung-Ro, Chun-Ku
                              Seoul, Korea 100-742


                                                               December 21, 1995
AST Research, Inc.
16215 Alton Parkway
Irvine, CA 92718
Attention:  Board of Directors


Gentlemen:

     This letter is provided by Samsung Electronics Co., Ltd. ("SEC") to AST Research, Inc. ("AST") in connection with the transactions contemplated by that certain Additional Support Agreement of even date herewith between SEC and AST (the "Additional Support Agreement"). In addition to the extended vendor credit and the Guaranty contemplated by the Additional Support Agreement, SEC had indicated its willingness to provide certain other elements of support to AST up to an aggregate amount of approximately $50 million ("Other Support"). SEC would have sole and absolute discretion to determine the terms and form of such Other Support, which could include component discounts, joint development, technology transfers, and/or other forms of support as may be determined by SEC.

     This letter is solely an expression of SEC's good will and shall not be binding upon or enforceable against SEC in any respect except to the extent specifically provided in a definitive written contract for Other Support signed by authorized representatives of AST and SEC. Except as specifically provided in such a definitive written contract, any Other Support provided by SEC may be discontinued by SEC at any time in its sole and absolute discretion.

     If you are in agreement with the foregoing, please return a signed copy of this letter to the undersigned.


                              Very Truly Yours,

                              SAMSUNG ELECTRONICS CO., LTD.

                              By:     Won Suk Yang
                              Title:  Senior Executive Managing Director

Accepted and agreed to:

AST RESEARCH, INC.

By:     Ian Diery
Title:  President and Chief Executive Officer